EXHIBIT 99.2

AGREEMENT

The undersigned persons, on August 3, 2010, agree and consent to the joint filing on their behalf of this Schedule 13D in connection with their beneficial ownership of the Common Stock of No Show, Inc. at July 23, 2010.

2251442 ONTARIO, INC.

By:	/s/ Raniero Corsini
Raniero Corsini, President

/s/ Raniero Corsini
Raniero Corsini, Individually